Exhibit 99.2
Investor Update - January 23, 2014

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated and mainline operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

We are also providing our expected capital expenditures and fleet count for future periods. These estimates are based on firm commitments we currently have in place for future aircraft deliveries and our current estimate of non-aircraft capital spending.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
Forecast Information

	Forecast Q1 2014	Change Y-O-Y	Forecast Full Year 2014	Change Y-O-Y
Capacity (ASMs in millions)(a)	7,450 - 7,500	~ 4.0%	31,750 - 32,250	~ 5.0%
Cost per ASM excluding fuel and special items (cents)(b)	8.10¢ - 8.15¢	~ 7.0%	7.62¢ - 7.67¢	~ 1.5%
Fuel gallons (000,000)	95	~ 2.0%	400	~ 2.0%
Economic fuel cost per gallon(c)	$3.26	~ (6)%	(d)	(d)

(a)	We estimate that our capacity growth in the second, third, and fourth quarters will be approximately 5%, 6%, and 5%, respectively.

(b)
The expected increase in first quarter Cost per ASM excluding fuel of approximately 7% is considerably higher than the expected full-year increase of approximately 1.5%. The increase in first quarter unit cost is due to the following:

•	Annualization of the new Alaska Airlines pilot agreement ratified in the third quarter of 2013.

•	Estimated costs associated with the current tentative agreement with Alaska's flight attendants.

•	Nearly $12 million increase in IT costs because of the timing of certain large projects; the largest quarterly increase expected in 2014.

•	An increase in Port of Seattle costs as a result of the new lease, and low comp in the first quarter of 2013.

•	Transition costs associated with changing the ground handling vendor at a number of our locations.

•	The timing of planned advertising activity.
We currently expect that Cost per ASM excluding fuel will be roughly flat in the second and third quarters, and decline in the fourth quarter.

(c)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost - $2.25 ($95 per barrel); refining margin - 66 cents; cost of settled hedges - 12 cents, with the remaining difference due to taxes and other into-plane costs.

(d)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	January	February	March
Point Change Y-O-Y	-0.5 pts	-0.5 pts	- 1.5 pts
Prior Guidance Dec 12, 2013 - Point Change Y-O-Y	-1.0 pt	+0.5 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

AIR GROUP - CONSOLIDATED
Forecast Information

	Forecast Q1 2014	Change Y-O-Y	Forecast Full Year 2014	Change Y-O-Y
Capacity (ASMs in millions)(a)	8,300 - 8,350	~ 4.5%	35,250 - 35,750	~ 5.5%
Cost per ASM excluding fuel and special items (cents)(c)	9.05¢ - 9.10¢	~ 5.5%	8.52¢ - 8.57¢	~ 1.0%
Fuel gallons (000,000)	110	~ 4.0%	460	~ 3.0%
Economic fuel cost per gallon	$3.26	~ (4.0)%	(b)	(b)

(a)	We estimate that our capacity growth will be approximately 6% in each of the second, third and fourth quarters.

(b)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

(c)	Please see footnote(b) in Mainline for more information.

AIR GROUP - CONSOLIDATED (continued)

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	January	February	March
Point Change Y-O-Y	-0.5 pts	-0.5 pts	- 1.5 pts
Prior Guidance Dec 12, 2013 - Point Change Y-O-Y	-1.0 pt	+0.5 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

Nonoperating Income
We expect that our consolidated nonoperating income will be approximately between $2 million and $4 million in the first quarter of 2014.

Capital Expenditures(a)
Total expected capital expenditures are as follows (in millions):

	2013 Actual	2014	2015	2016	2017
Aircraft and aircraft purchase deposits - firm	$450	$290	$335	$270	$325
Replacement options expected to be exercised(b)	—	10	75	60	—
Other flight equipment	41	130	35	35	25
Other property and equipment	38	95	80	75	75
Total property and equipment additions	$529	$525	$525	$440	$425
Aircraft and aircraft deposits related to Alaska growth options, if exercised(b)	$—	$30	$145	$190	$260
Aircraft and aircraft deposits related to Horizon growth options, if exercised(b)	$—	$15	$45	$45	$40

(a)	Preliminary estimate, subject to change.

(b)	Alaska has options to acquire 62 737 aircraft with deliveries from 2015 through 2024. Horizon has options to acquire 7 Q400 aircraft with deliveries from 2015 through 2018.

Projected Fleet Count(a)

	Actual Fleet Count		Expected Fleet Activity
Aircraft	Dec 31, 2012	Dec 31, 2013	2014 Changes	Dec 31, 2014	2015 Changes	Dec 31, 2015
737 Freighters & Combis	6	6	—	6		6
737 Passenger Aircraft	118	125	3	128	1	129
Total Mainline Fleet	124	131	3	134	1	135
Q400	48	51	—	51	—	51
Total	172	182	3	185	1	186

(a)	The expected fleet counts at December 31, 2014 and 2015 are subject to change.

AIR GROUP - CONSOLIDATED (continued)

Future Fuel Hedge Positions(a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our first quarter 2014 estimated jet fuel purchases at an average price of 70 cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
First Quarter 2014	50%	$103	$9
Second Quarter 2014	50%	$103	$8
Third Quarter 2014	44%	$103	$8
Fourth Quarter 2014	33%	$104	$7
Full Year 2014	44%	$103	$8
First Quarter 2015	28%	$104	$7
Second Quarter 2015	22%	$103	$6
Third Quarter 2015	17%	$106	$5
Fourth Quarter 2015	11%	$106	$5
Full Year 2015	19%	$104	$6
First Quarter 2016	6%	$105	$4
Full Year 2016	1%	$105	$4

(a)
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Fuel Price Sensitivity
The following table depicts a forward-looking sensitivity of our full year 2014 economic fuel price per gallon given our current crude oil and refining margin positions, and a range of possible future crude oil and refining margin prices:

		Crude Price per Barrel
		$70	$80	$90	$100	$110	$120
Refining Margin (cents per Gallon)	50	$2.48	$2.71	$2.95	$3.17	$3.35	$3.49
	60	$2.56	$2.80	$3.04	$3.26	$3.44	$3.58
	70	$2.65	$2.89	$3.13	$3.35	$3.53	$3.66
	80	$2.94	$3.18	$3.41	$3.63	$3.82	$3.95
	90	$3.03	$3.27	$3.50	$3.72	$3.91	$4.04
	100	$3.12	$3.35	$3.59	$3.81	$4.00	$4.13